Exhibit 21
AMR CORPORATION
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2012
Subsidiary companies of the Registrant are listed below. With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant, except where otherwise indicated.
State or
Sovereign Power
Name of Subsidiary                             of Incorporation
Subsidiaries included in the Registrant’s consolidated financial statements

American Airlines, Inc.
   AA 2002 Class C Certificate Corporation
   AA 2002 Class D Certificate Corporation I
   AA 2003-1 Class C Certificate Corporation
   AA 2003-1 Class D Certificate Corporation
   AA 2004-1 Class B Note Corporation
   AA 2005-1 Class C Certificate Corporation
   AA Real Estate Holding GP LLC
   AA Real Estate Holding L.P.
   Admirals Club, Inc.
   American Airlines de Mexico, S.A.
   American Airlines IP Licensing Holding, LLC
   American Airlines Marketing Services LLC
   American Airlines Realty (NYC) Holdings, Inc.
   American Airlines Vacations LLC
   American Aviation Supply LLC
   Texas Aero Engine Services, L.L.C, dba TAESL*
   Aerosan Airport Services, S.A.*
   Aerosan, S.A.*
Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Massachusetts Mexico Delaware Virginia New York Delaware Delaware Delaware Chile Chile
Americas Ground Services, Inc.
   Aerodespachos Colombia, S.A. AERCOL S.A.
   Caribbean Dispatch Services, Ltd.
   American Airlines, Division de Servicios Aeroportuarios (R.D.), S.A. (DSA)
   International Ground Services, S.A. de C.V.
Delaware Colombia St. Lucia Dominican Republic Mexico
AMR Eagle Holding Corporation American Eagle Airlines, Inc. Eagle Aviation Services, Inc. Executive Airlines, Inc. Executive Ground Services, Inc.	Delaware Delaware Delaware Delaware Delaware
Avion Assurance Ltd.	Bermuda
PMA Investment Subsidiary, Inc. SC Investment, Inc.	Delaware Delaware

*Entity with 50% ownership.